Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated October 11, 2005, included in the Registration Statement on Form SB-2 and related Prospectus of Aberdene Mines Limited for the registration of shares of its common stock.

/s/ Manning Elliott LLP

MANNING ELLIOTT LLP
CHARTERED ACCOUNTANTS
Vancouver, Canada
January 4, 2006